Exhibit 99.1

For Immediate Release: May 30, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires the Avnet Assembly Facility in Chandler, Arizona

El Segundo, Calif. (May 30, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of a 231,400 square-foot, Class A, flex R&D facility (the “Property”) located in Chandler, Arizona for approximately $32.5 million which represents an estimated going-in capitalization rate of 8.49%.1 The Property is fully-leased to Avnet, Inc. which has occupied the Property since its construction as a build-to-suit for the tenant in 2008. Avnet operates the facility as its domestic Assembly Facility. Avnet, founded in 1921, is Arizona’s largest-publicly held business with headquarters in Arizona, and one of the world’s oldest and largest distributors of electronic components and customized technology solutions. The company is ranked #117 on the Fortune 500 List for 2013.

Ideally situated in Chandler, aptly referred to as the “High-Tech Oasis in the Silicon Desert”, this location allows Avnet to maintain operations within proximity to its other domestic operating centers, including the company’s corporate headquarters in Phoenix and numerous other essential operating locations situated throughout the Greater Phoenix Area.

[1]	The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year Griffin Capital Essential Asset REIT, Inc. owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

The REIT acquired the asset from a group of 21 tenant-in-common investors who purchased the property shortly after Avnet took occupancy in 2008. The TIC group’s investment was structured as a 5-year hold, with a matching 5-year first mortgage loan; the REIT’s acquisition retired that debt, and enabled a majority of the investors to pursue a tax-deferred §721 exchange for limited partnership units in the REIT’s operating partnership – other investors were free to cash out or pursue other options. The seller was represented by Team Toci of Cushman & Wakefield of Arizona.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions said, “Our reputation and experience investing alongside TIC investors, and doing so in partnership with independent financial advisors and their broker dealers, afforded us the opportunity to present the merits of a §721 exchange directly to the investor group. At the end of the day, the TIC investors will diversify their investment across 19 assets and receive a competitive current distribution rate on their adjusted equity.”

Michael Escalante, Griffin Capital’s Chief Investment Officer added, “This acquisition fulfills a number of key objectives for the REIT including: a highly accretive investment yield relative to the REIT’s current distribution rate; our first acquisition in the Phoenix market; and the ability to acquire a large, institutional-quality asset while still preserving cash for future acquisitions. This transaction provides a classic ‘win-win’ scenario for all parties involved and demonstrates the competitive advantage inherent in our REIT’s structure, whereby we can provide tax-efficient disposition options to owners of real property.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 19 office and industrial distribution properties totaling approximately 4.2 million rentable square feet and total capitalization in excess of $530 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.7 million square feet of space, located in 28 states and representing approximately $2.4 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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